Exhibit 23.5



                                   CONSENT
                                     OF
                     ALEX.  BROWN & SONS INCORPORATED


     We hereby consent to the (i) inclusion of our opinion letter, dated September 28, 1995, to the Special Committee of the Board of Directors of Orion Pictures Corporation ("Orion") as Appendix C to the Joint Proxy Statement/Prospectus of The Actava Group, Inc. ("Actava") filed with the Securities Exchange Commission and distributed to the stockholders of Actava, Metromedia International Telecommunications, Inc. ("MITI") and MCEG Sterling Incorporated ("Sterling") in connection with the proposed mergers of Orion and MITI with and into newly formed subsidiaries of Actava and the proposed merger of Sterling with and into Actava and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY INFORMATION - Opinion of Orion's Financial Advisor" and "PROPOSAL NO.1 - THE PROPOSED MERGERS - Background of the Mergers - Orion Board Deliberations, " " - Reasons for the Mergers; Board Recommendations - Orion's Reasons for the Orion Merger" and - "Opinion of Financial Advisors - Orion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                   Alex. Brown & Sons Incorporated



                              By:  /s/ Barry W. Ridings
                                   -----------------------
                                   Barry W. Ridings
                                   Managing Director



New York, New York
September 28, 1995